Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-11 of Preferred Apartment Communities Inc. of our report dated March 3, 2011 relating to the financial statements of Preferred Apartment Communities, Inc. (a development stage corporation) and our report dated March 3, 2011 relating to the combined statements of revenue and certain expenses of Acquired Properties, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Atlanta, Georgia
March 3, 2011